Exhibit 99.1

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FIRST NATIONAL BANCSHARES INCREASES AVAILABLE SHARES
Five Board Members Elected at Annual Shareholders Meeting

SPARTANBURG, SC, July 29, 2009 – The shareholders of First National Bancshares, Inc., (NASDAQ: FNSC) today approved increasing the number of available common shares.

“The Board moved very cautiously on selecting the right amount of common shares that would be necessary to move the Company forward in a positive direction and strengthen our capital base,” Dan Adams, Chairman of the First National Board, said. “Shareholders collaborated by giving us the facility to accomplish both goals without having to come back to them for more shares.  We will only sell enough shares to fulfill our goals – no more.”

Shareholders also re-elected the following directors:

•	Jerry L. Calvert

•	Mellnee G. Buchheit

•	W. Russel Floyd, Jr.

•	I.S. Leevy Johnson

•	Norman F. Pulliam

About First National Bancshares
First National Bancshares, Inc., (NASDAQ: FNSC) is an $847-million asset bank holding company, based in Spartanburg, South Carolina.  It provides a wide range of financial services to consumer and commercial customers through its wholly owned banking subsidiary, First National Bank of the South, which has 13 full-service branches in six South Carolina counties. Its 13th office opened its doors in the Fort Mill/Tega Cay community of York County in May of 2009.

First National Bancshares was incorporated in 1999 to conduct general banking business through its wholly owned bank subsidiary, First National Bank of the South. Additional information about First National is available online at www.fnbwecandothat.com.